Exhibit 10.1

Execution Version

SHAREHOLDERS AGREEMENT

OF

INOTIV, INC.

Dated as of November 5, 2021

TABLE OF CONTENTS

ARTICLE I GOVERNANCE MATTERS		1
1.1	Board Composition; Representation	1
1.2	Vacancies	4
1.3	Selection of Shareholder Representatives	4
1.4	Compensation; Expense Reimbursement; Indemnification	4
1.5	Election	5
ARTICLE II RESTRICTED ACTIVITIES; VOTING		5
2.1	Transfer Restrictions	5
2.2	Restricted Activities	6
2.3	Voting	9
ARTICLE III REGISTRATION RIGHTS		10
3.1	Registration	10
3.2	Registration Procedures	12
3.3	Registration Expenses	15
3.4	Indemnification	16
3.5	Exchange Act Reports	18
3.6	Holdback Agreements	18
3.7	Participation in Registrations	19
3.8	Remedies	19
3.9	Rule 144	19
ARTICLE IV DEFINITIONS		20
4.1	Defined Terms	20
4.2	Terms Generally	25
ARTICLE V MISCELLANEOUS		25
5.1	Term	25
5.2	Representations and Warranties	25
5.3	Legends; Securities Act Compliance	26
5.4	No Inconsistent Agreements	26
5.5	Amendments, Waivers, Consents; etc	26
5.6	Successors and Assigns	27
5.7	Severability	27
5.8	Counterparts	27
5.9	Entire Agreement	27
5.10	Governing Law; Jurisdiction	27
5.11	WAIVER OF JURY TRIAL	28
5.12	Specific Performance	28
5.13	No Third-Party Beneficiaries	28
5.14	Several Obligations	28
5.15	Notices	28

Schedule I	–	Shareholders

Exhibit A	–	Continuing Company Directors
Exhibit B	–	Company Competitors

i

SHAREHOLDERS AGREEMENT

This Shareholders Agreement, dated as of November 5, 2021 (as it may be amended from time to time, this “Agreement”), is made by and among Inotiv, Inc., an Indiana corporation (the “Company”) and each of the Persons named on Schedule I (collectively, the “Shareholders”, and each an “Shareholder”).

R E C I T A L S

WHEREAS, the Company and Envigo RMS Holding Corp. (“Envigo”) have entered into an Agreement and Plan of Merger, dated as of September 21, 2021 providing for the acquisition of Envigo by the Company through the merger of a wholly owned subsidiary of the Company with Envigo (the “Merger Agreement” and the transactions contemplated by the Merger Agreement, the “Merger”);

WHEREAS,  the Merger Agreement provides that the stockholders of Envigo immediately prior to the effective time of the Merger, including the Shareholders, will receive common shares of the Company (“Common Shares”) as part of the merger consideration in exchange for their to the stockholders of Envigo;

WHEREAS, as a condition to the consummation of the Merger and the issuance of Common Shares to the Shareholders in connection with the Merger Agreement, the Company and the Shareholders have agreed to enter into this Agreement to set forth certain terms and conditions regarding the Shareholders’ ownership of the Common Shares issuable or issued to the Shareholders in accordance with the Merger Agreement (such Common Shares, the “Shares”) and certain rights and obligations related thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GOVERNANCE MATTERS

1.1Board Composition; Representation.

(a)As of the effective time of the Merger, the Company shall take any and all necessary action to increase the number of directors on the Board of Directors of the Company (the “Board”) from five (5) to seven (7), and to cause the Board to be comprised of a total of seven (7) authorized directorships.  As of the effective time of the Merger, (A) Richard A. Johnson, Ph.D. will tender his resignation from the Board, to be effective automatically upon notice to Dr. Johnson from the Company that the Board is prepared to elect an Approved Director as provided herein, and (B) the Company will cause to be appointed to the Board in the vacancies created by the Board the Shareholder Representative designated by Jermyn Street Associates LLC (“Jermyn”) not less than five (5) Business Days prior to the effective time of the Merger (who is named on Exhibit A) and the Shareholder Representative designated by Savanna Holdings LLC (“Savanna”) not less than five (5) Business Days prior to the effective time of the Merger (who is named on Exhibit A), with the result that, as of the effective time of the Merger, the Board shall be comprised of: (i) the Shareholder Representatives so designated; and (ii) the five (5) other directors to be continued on the Board, as listed in Exhibit A.  The members of the Board at the Effective Time shall be members of the Board Classes, (x) in the case of the Shareholder Representatives and the Approved Director, determined by the Company, Jermyn and Savanna and set forth on Exhibit A, and (y) in the case of directors to be continued on the Board, as set forth in Exhibit A.

(b)From and after the effective time of the Merger, the manner for selecting the Company’s nominees for election to the Board will be as follows:

(i)In connection with each annual meeting of shareholders of the Company at which the term of the Shareholder Representative designated by a Nominating Holder pursuant to Section 1.1(a) or any successor Shareholder Representative designated by such Nominating Holder pursuant to this Section 1.1(b) expires and at any special meeting at which one of the matters to be considered is the election of a director to fill the seat of such Shareholder Representative or successor (each such annual or special meeting, an “Election Meeting”), for so long as a Shareholder’s Percentage Interest is greater than or equal to five percent (5%) on the date of such designation and on the record date for such Election Meeting, such Shareholder shall have the right to designate for nomination one (1) Shareholder Representative pursuant to this Agreement.  For the avoidance of doubt, at any time a Shareholder’s Percentage Interest is less than five percent (5%), such Shareholder shall have no right to designate a Shareholder Representative for nomination pursuant to this Agreement.  All nominees for director other than those designated by the Shareholders pursuant to this Section 1.1(b) shall be nominated by the Company’s Nominating and Corporate Governance Committee (the “Governance Committee”); provided that, for each Election Meeting prior to the Board Designation Expiration Date at which the Approved Director’s term expires, the Shareholders shall have the right to approve the person nominated to fill the Approved Director’s seat on the Board (such approval not to be unreasonably withheld, conditioned or delayed).

(ii)Each Shareholder having the right to designate a Shareholder Representative (a “Nominating Holder”) shall give written notice to the Governance Committee, identifying its Shareholder Representative within a reasonable amount of time prior to the date on which the proxy statement relating to each Election Meeting at which its incumbent Shareholder Representative’s term is to expire (and in any event at least 60 days prior to the later of (i) a date provided by the Company as the expected date on which a proxy statement for such Election Meeting is expected to be filed and (ii) the first anniversary of the mailing date of the proxy statement for the annual meeting of the Company’s shareholders for the prior year); provided, that if a Nominating Holder fails to give such notice in a timely manner, such Nominating Holder shall be deemed to have nominated the incumbent Shareholder Representative previously designated by it in a timely manner. Following provision of such notice, the Nominating Holder shall use its commercially reasonable efforts to provide, or cause such individual to provide, to the Company such information about such individuals at such times as the Company may reasonably request in order to ensure compliance with the listing rules of Nasdaq and the rules and regulations of the SEC to the same extent as requested from the other director nominees of the Company in connection with the applicable Election Meeting (the “Required Information”); provided, that if the Nominating Holder fails to provide or cause to be provided the Required Information in a timely manner, the Nominating Holder shall be deemed to have nominated the incumbent Shareholder Representative previously designated by it in a timely manner. If the Company reasonably determines that the nomination or election of an individual identified by a Nominating Holder would violate the listing rules of Nasdaq or the rules and regulations of the SEC, it shall promptly notify the applicable Nominating Holder and such Nominating Holder may identify a replacement for such individual. Any nomination procedures set forth in the Company Organizational Documents shall not apply to the nomination of the Shareholder Representatives; provided, that the Shareholders shall only designate an individual to be an Shareholder Representative who is (x) not prohibited from or disqualified from serving as a director of the Company pursuant to the listing rules of Nasdaq or the rules and regulations of the SEC, and (y) not engaged, directly or indirectly, in any Competitive Enterprise.

(iii)The Company shall give written notice to each Shareholder, identifying its proposed nominee to be elected as the Approved Director within a reasonable amount of time prior to (A) with respect to the election of the first Approved Director, the date on which the Company proposes to elect the Approved Director, and (B) thereafter, the date on which the proxy statement relating to each Election Meeting at which the incumbent Approved Director’s term is to expire (and in any event at least 60 days prior to the expected date on which a proxy  statement for such Election Meeting is expected to be filed); provided, that if the Company fails to give such notice in a timely manner, the Governance Committee shall be deemed to have nominated the incumbent Approved Director.  Promptly (and in any event no more than 15 days) following provision of such notice, the Shareholders shall inform the Company in writing of their approval or disapproval of such nominee.  If the Shareholders approve the nominee proposed by the Governance Committee, such person shall be the nominee for the Approved Director seat and the Company shall have the same obligations with respect to the election of such person as are set forth in Section 1.1(c) for Shareholder Representatives.  If the Shareholders do not approve the nominee proposed by the Company (which failure or refusal to approve must be reasonable), the Governance Committee shall identify to the Shareholders one or more alternative nominees for election as the Approved Director.  If the Shareholders do not approve a nominee for election as the Approved Director prior to the date that is fifteen (15) days prior to the expected mailing date of the proxy statement for the Election Meeting, then, unless the incumbent Approved Director is able and willing to continue to serve as a director, the Board shall take such action as shall be necessary to reduce the size of the Board by one member until such time as the Governance Committee identifies, and the Shareholders approve, an alternative nominee, whereupon the Board shall take such action as is necessary to expand the size of the Board by one person and to elect such alternative nominee as the Approved Director.

(c)From and after the effective time of the Merger until the Board Designation Expiration Date, the Company shall take all actions necessary (to the extent such actions are permitted by Law) to cause the Board to include the Shareholder Representative(s) entitled to be designated by the Shareholders pursuant to Section 1.1(b) and otherwise to reflect the Board composition contemplated by Section 1.1, including the following: (i) at each Election Meeting at which a Shareholder Representative’s term expires, include for election to the Board the Shareholder Representative entitled to be designated by the Nominating Holder who designated the Shareholder Representative whose term is expiring pursuant to Section 1.1(b) as part of the Company’s slate of nominees for election as directors, (ii) solicit proxies in order to obtain shareholder approval of the election of such Shareholder Representative, including causing officers of the Company who hold proxies (unless otherwise directed by the Company shareholder submitting such proxy) to vote such proxies in favor of the election of such Shareholder Representative, (iii) recommend that the Company’s shareholders vote in favor of such Shareholder Representative in any proxy statement used by the Company to solicit the vote of its shareholders in connection with each Election Meeting and (iv) use and/or provide the same level of effort and same level of support as is used and/or provided for the other director nominees of the Company in connection with each Election Meeting.

(d)If at any time a Nominating Holder is no longer entitled to designate a Shareholder Representative to serve on the Board under this Section 1.1, then, the Shareholder Representative designated by such Nominating Holder shall serve the remainder of his or her term on the Board, and the Company shall have no obligation to nominate such Shareholder Representative for another Board term.

1.2Vacancies.

(a)Subject to Sections 1.1 and 1.4, in the event of any vacancy on the Board occurring due to the death, resignation, retirement, disqualification or removal from office as a member of the Board of a Shareholder Representative, the Board shall take all action (to the extent permitted by Law) required to fill the vacancy resulting therefrom with such replacement designated by the Nominating Holder who designated the departing Shareholder Representative as promptly as practicable.

(b)In the event of any vacancy on the Board occurring due to the death, resignation, retirement, disqualification or removal from office as a member of the Board of any director of the Company other than the Shareholder Representatives, the Board shall take all action (to the extent permitted by Law) required to fill the vacancy resulting therefrom with such replacement selected by the Governance Committee as promptly as practicable; provided that the filling of any vacancy caused by the death, resignation, retirement, disqualification or removal from office as a member of the Board of the Approved Director shall be subject to the procedures set forth in Section 1.1(b)(iii).

1.3Selection of Shareholder Representatives. For purposes of this Agreement, “Shareholder Representative” means any person designated by a Nominating Holder to be elected or appointed to the Board in accordance with this Agreement, or his or her replacement designated in accordance with Section 1.2, provided, that such person’s service as a director must not be prohibited by Law. Until the Board Designation Expiration Date, the Company shall cause each committee of the Board to include one Shareholder Representative, subject in each case to meeting the applicable requirements for service on such committee as set forth in the listing rules of Nasdaq, the rules and regulations of the SEC, the Company’s historical corporate governance guidelines applicable to all of the members of such committee and such committee’s charter.

1.4Compensation; Expense Reimbursement; Indemnification. Each Shareholder Representative shall be entitled to the same expense reimbursement and advancement, exculpation, indemnification and insurance in connection with his or her role as a director as the other members of the Board (which shall be primary over any other indemnification or insurance available to such Shareholder Representative), as well as reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such

Shareholder Representative is a member, if any, in each case to the same extent as the other members of the Board. Each Shareholder Representative shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the non-employee directors of the Company for their services as a director, including any service on any committee of the Board. For so long as either Shareholder is entitled to designate a Shareholder Representative, the Company shall not amend, alter, repeal or waive (a) any right to indemnification or exculpation covering or benefiting any Shareholder Representative nominated pursuant to this Agreement (whether such right is contained in the Company Organizational Documents or another document) or (b) any provision of the Company Organizational Documents, if such amendment, alteration, repeal or waiver adversely affects the rights or obligations of the Shareholders or the Shareholder Representative pursuant to this Agreement. The Company shall maintain directors’ and officers’ liability insurance covering each Shareholder Representative to the maximum extent of the coverage available to the most favorably insured of the other directors serving on the Board.

1.5Election. A Shareholder may elect upon written notice to the Company to irrevocably terminate any or all of their rights under this Article I at any time.

ARTICLE II

RESTRICTED ACTIVITIES; VOTING

2.1Transfer Restrictions.

(a)Prior to the date that is one hundred eighty (180) days after the effective time of the Merger (such period, the “Restricted Period”), without the consent of the Company, no Shareholder shall Transfer any Common Shares acquired by it in the Merger (such shares, the “Transaction Shares”), except for Transfers (A) in connection with any merger or other consolidation or reorganization, tender or exchange offer, or any other similar transaction generally available to all holders of outstanding Common Shares or any transaction that has received Board Approval, (B) to an Affiliate of the Transferring Shareholder (provided that such Affiliate remains an Affiliate of the Transferring Shareholder throughout the Restricted Period) or to a Permitted Transferee, (C) by means of distributions to the partners, employees or members of such Shareholder; (D) (x) as a bona fide gift or gifts or (y) to any trust for the direct or indirect benefit of the Transferring Shareholder or the immediate family thereof (which shall be any relationship by blood, marriage or adoption, not more remote than first cousin of the Transferee), (E) to any other Shareholder, (F) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof, (G) pursuant to an order or decree of a Governmental Authority, or (H) to a nominee or custodian of a Person to whom a Transfer is permitted pursuant to any of the foregoing clauses; provided, however, that in the case of clauses (B), (C) and (D), (x) a direct Transfer shall only be permissible if the applicable Shareholder and the Transferee enter into a written agreement pursuant to which the Transferee agrees, effective as of the consummation of such Transfer, to be bound by the terms of this Agreement as if it were a Shareholder (it being understood that such agreement shall not affect the Shareholders’ obligations and liabilities under this Agreement), (y) any such Transfer shall not involve a disposition for value and (z) any Transaction Shares so Transferred shall continue to be deemed to be owned by the Shareholders for purposes of any calculation of such Shareholder’s Percentage Interest.

(b)Until the Sunset Date, without Board Approval and except for Transfers in connection with a transaction that has received Board Approval, no Shareholder shall (x) Transfer any Common Shares to any Person or Group who, to the Transferring Shareholder’s knowledge, is a Company Competitor or (y) Transfer any Common Shares to any Person or Group (other than the Shareholders and their Permitted Transferees) who, after giving effect to such Transfer and to the Transferring Shareholder’s knowledge, would own 10% or more of the issued and outstanding Common Shares. Notwithstanding anything in this Agreement to the contrary, this paragraph (b) shall not apply to any Transfer effected under a registration statement filed pursuant to this Agreement (other than an offer or sale not involving a broker, placement agent or similar intermediary and that is intended to circumvent the foregoing prohibitions), any Transfer in accordance with Rule 144 under the Securities Act (including the manner of sale requirements thereof), or any Transfer to the Company or any Permitted Transferee. For the purposes of determining “knowledge”, (i) in the case of clause (x), the Transferring Shareholder shall have no obligation to make an inquiry or investigation and in no event shall the knowledge of any broker used by the Transferring Shareholder be imputed to such party (provided that the Transferring Shareholder shall have made such broker aware of the provisions of this Section 2.1), and (ii) in the case of clause (y), the Transferring Shareholder shall have no obligation to make an inquiry or investigation and shall only be required to review filings made by the prospective purchaser on the SEC’s EDGAR system in order to determine whether or not such purchaser owns 10% or more of the outstanding Common Shares.

2.2Restricted Activities.

(a)Subject to Section 2.2(b), prior to the Sunset Date, each Shareholder agrees that it shall not and none of its respective Controlled Affiliates acting on its behalf shall, directly or indirectly, without the Board’s prior written consent, take any of the following actions:

(i)make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) any of the following: (1) any acquisition of Voting Securities in violation of Section 2.2(a)(iv), (2) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its Subsidiaries, (3) so long as the Company is in compliance with its obligations under Article I of this Agreement, the election of the directors of the Company other than the Shareholder Representatives or the removal of any directors of the Company other than the Shareholder Representatives, or publicly becoming a “participant” in a “solicitation” (as such terms are defined in Regulation 14A of the Exchange Act) with respect to the election of directors of the Company other than the Shareholder Representatives or the removal of any directors of the Company other than the Shareholder Representatives, or (4) any acquisition of any of the Company’s loans, debt securities, equity or equity-linked securities or assets, or rights or options to acquire interests in any of the Company’s loans, debt securities, equity or equity-linked securities or assets if, in each case of this clause (4), solely as a result of such acquisition (and, for the avoidance of doubt, excluding the effects of any other circumstances relating to such acquisition) the Shareholders would be required to file a Schedule 13D or an amendment thereof pursuant to Rule 13d-2 of the Exchange Act because such acquisition constitutes a material increase in the percentage of a class of Voting Securities Beneficially Owned by a Shareholder or their Reporting Affiliates reporting together as a Group on Schedule 13D that is required to be reported on the cover page of Schedule 13D; provided, however, that nothing in this Section 2.2(a)(i) shall prohibit a Shareholder from privately communicating any such statement or proposal to the directors or Chief Executive Officer of the Company so long as such private communications do not, and would not reasonably be expected to, trigger public disclosure obligations of or for any Person (including, without limitation, the filing of a Schedule 13D or Schedule 13G or any amendment thereof), it being acknowledged and agreed that such private communications regarding any of the foregoing matters shall not in any event be restricted by this Section 2.2(a)(i);

(ii)publicly seek a change in the composition or size of the Board, except in furtherance of the provisions of this Agreement;

(iii)deposit any Voting Security (other than in connection with Transfers to Affiliates) into a voting trust or subject any Voting Security to any proxy arrangement or agreement with respect to the voting of such securities or other agreement having a similar effect, in any such case, which conflicts with such Shareholder’s obligations in Section 2.3;

(iv)acquire any Voting Security or Beneficial Ownership of any Voting Securities that would result in the Shareholder and its Reporting Affiliates Beneficially Owning Voting Securities in excess of the amount of Voting Securities Beneficially Owned by the Shareholder and its Reporting Affiliates as of immediately following the effective time of the Merger;

(v)call for, or initiate, propose or requisition a call for, any general or special meeting of the Company’s shareholders in furtherance of the actions described in Section 2.2(a)(i);

(vi)publicly disclose any intention, plan or arrangement to either (1) obtain any waiver or consent under, or any amendment of, any provision of this Section 2.2 or (2) take any action challenging the validity or enforceability of any provision of this Section 2.2; or

(vii)intentionally and knowingly instigate, facilitate, encourage, or assist any third party to do any of the foregoing.

(b)Notwithstanding anything to the contrary set forth in this Section 2.2, nothing in this Agreement shall in any way limit, restrict or impair, directly or indirectly, (1) the activities of any director of the Company, so long as such activities are undertaken solely in his or her capacity as a director of the Company, (2) the activities of any Shareholder and/or its Affiliates in the capacity as a lender of the Company or the holder of any interests received in exchange for or in respect of indebtedness of the Company (including exercising, protecting, preserving or enforcing any rights, interests or remedies and/or taking any other actions, in each case in such capacity) or in any other capacity other than as a shareholder of the Company, or (3) any Shareholder’s or any of its Affiliates’ ability to:

(i)acquire Common Shares pursuant to the exercise and/or conversion of any warrants, options and other exercisable and/or convertible Capital Stock of the Company and its Subsidiaries;

(ii)acquire Common Shares by way of stock splits or stock dividends paid by the Company;

(iii)acquire Common Shares from its Affiliates;

(iv)acquire Common Shares in transactions with or approved by the Company;

(v)propose, commit to, participate in and/or make a loan or other debt financing to the Company or any of its Subsidiaries;

(vi)propose, commit to, participate in and/or provide debt financing to a prospective buyer regarding the Company or any of its subsidiaries or assets in a negotiated transaction with the Company (excluding any unsolicited offer made to the Company, other than in the context of a bankruptcy or insolvency proceeding), or finance a third party’s effort to make a loan or other debt financing to the Company or any of its subsidiaries in a negotiated transaction (excluding any unsolicited offer made to the Company, other than in the context of a bankruptcy or insolvency proceeding) with the Company or any of its Subsidiaries;

(vii)participate in any auction or sale process approved, conducted or initiated by the Company pursuant to which the Company proposes to sell or otherwise dispose of any of the businesses or assets of the Company or any of its Subsidiaries;

(viii)submit a proposal to the Board relating to the acquisition of all or a majority of the equity of the Company or all or a substantial portion of the assets of the Company and its Subsidiaries if the Company has entered into a definitive agreement with respect to the sale of all or a majority of the equity of the Company (including by merger) or all or a substantial portion of the assets of the Company and its Subsidiaries;

(ix)purchase debt, debt securities or loans of the Company or its subsidiaries in open market or secondary market transactions that, in each case, are not convertible into Voting Securities at the election of the holder thereof;

(x)make any public announcement or statement in response to any public announcement, proposal, offer or solicitation made by any other Person;

(xi)vote or cause to be voted any Voting Securities in any manner determined by such Shareholder in its sole discretion; provided that this Section 2.2(b)(xi) shall not be deemed to limit the Shareholders’ obligations under Section 2.3; or

(xii)Transfer any Capital Stock of the Company or its Subsidiaries; provided that this Section 2.2(b)(xii) shall not be deemed to limit the Shareholders’ obligations under Section 2.1.

(c)Each Shareholder further agrees that neither it, nor any of its Controlled Affiliates acting on its behalf shall, without the prior written consent of the Company, publicly request the Company to amend or waive any provision of this Section 2.2 (including this sentence) or do so in a manner that would require the Company to publicly disclose such request.

(d)Notwithstanding the foregoing, this Section 2.2 shall not apply in respect of any Common Shares (or other Capital Stock) issued as compensation for any Shareholder Representative serving as a director of the Company or the transfer thereof to any Affiliate of a Shareholder.

For purposes of this Section 2.2, (x) the term “Voting Securities” shall be deemed to include any security of the company that is convertible into a Voting Security at any time and (y) the terms “debt” and “indebtedness” shall be deemed to include, institutional debt (bank or otherwise), commercial paper, notes, debentures, bonds, other evidences of indebtedness, and debt securities. Notwithstanding the foregoing, this Section 2.2 shall not limit any Shareholder or any of its Affiliates from providing any debt or equity financing in the context of any bankruptcy or insolvency proceeding.

2.3Voting.  From and after the date of this Agreement, until the Sunset Date, each Shareholder agrees (i) to cause Voting Securities held by such Shareholder or over which such Shareholder or any of its Subsidiaries otherwise has voting discretion or control to be present at any Election Meeting either in person or by proxy, (ii) to vote all Voting Securities held by such Shareholder or any of its Subsidiaries or over which such Shareholder or any of its Subsidiaries otherwise has voting discretion or control (A) either (at the election of such Shareholder) (1) as recommended by the Board or (2) in the same proportion as the votes cast by other holders of Voting Securities, (x) with respect to director nominees nominated by the Governance Committee (including any directors nominated to the Board pursuant to Section 1.2, but excluding the Shareholder Representatives nominated to the Board pursuant to Section 1.1), and (y) with respect to any other nominees (excluding the Shareholder Representatives nominated to the Board pursuant to Section 1.1), and (B) in favor of the Shareholder Representatives nominated to the Board pursuant to Section 1.1, and (iii) to not vote any Voting Securities held by such Shareholder in favor of any Change of Control Transaction submitted to the Company’s shareholders for approval or adoption that is not recommended by the Board and pursuant to which the per-share consideration to be received by the Shareholders in respect of their Common Shares in such Change of Control Transaction is different in amount or form from the per-share consideration to be received by holders of Common Shares other than the Shareholders in respect of their Common Shares in such Change of Control Transaction (except to the extent that such consideration consists solely of cash and the per-share cash consideration to be received by the Shareholders is less than the per-share cash consideration to be received by such other holders), disregarding any right to select cash and/or securities as consideration in such Change of Control Transaction that is offered generally to holders of Common Shares in such Change of Control Transaction, unless such Change of Control Transaction is approved by the Board. For the avoidance of doubt, nothing in this Section 2.3 shall (i) require a Shareholder to vote any Voting Securities or cause any such Voting Securities to be voted in accordance with the Board’s recommendation or in proportion to the votes cast by other holders of Voting Securities with respect to any other matter requiring shareholder approval under Law that is not expressly addressed above or (ii) limit a Shareholder’s right to vote any Voting Securities or cause any such Voting Securities to be voted in favor of the election of any Shareholder Representative, whether or not nominated to the Board.

ARTICLE III

REGISTRATION RIGHTS

3.1Registration.

(a)The Company shall prepare and file with (or confidentially submit to) the Commission a registration statement on Form S-1 or any successor form thereto (a “Long-Form Registration”), and shall use its commercially reasonable efforts to cause such registration statement to be declared effective by the Commission, no later than 180 days after the effective time of the Merger.  Such Long Form Registration shall cause to be registered under the Securities Act all Registrable Securities.  In the event that such Long Form Registration fails to register any portion of the Registrable Securities, Shareholders owning Registrable Securities may request registration under the Securities Act of all of their Registrable Securities pursuant to another Long Form Registration. Each request for a Long-Form Registration shall specify the number of Registrable Securities requested to be included in the Long-Form Registration. Upon receipt of any such request, the Company shall promptly (but in no event later than 10 days following receipt thereof) deliver notice of such request to all other holders of Registrable Securities who shall then have 10 days from the date such notice is given to notify the Company in writing of their desire to be included in such registration. The Company shall prepare and file with (or confidentially submit to) the Commission a registration statement on Form S-1 or any successor form thereto covering all of the Registrable Securities that the holders thereof have requested to be included in such Long-Form Registration within 60 days after the date on which the initial request is given and shall use its commercially reasonable efforts to cause such registration statement to be declared effective by the Commission as soon as practicable thereafter. The Company shall not be required to effect a Long-Form Registration more than two times for the holders of Registrable Securities as a group; provided, that a registration statement shall not count as a Long-Form Registration requested under this Section 3.1(a) unless and until it has become effective and the holders requesting such registration are able to register and sell at least 50% of the Registrable Securities requested to be included in such registration.

(b)After the effective time of the Merger, the Company shall use its commercially reasonable efforts to qualify and remain qualified to register the offer and sale of securities under the Securities Act pursuant to a registration statement on Form S-3 or any successor form thereto. At such time as the Company shall have qualified for the use of a registration statement on Form S-3 or any successor form thereto, the holders of Registrable Securities shall have the right to request an unlimited number of registrations under the Securities Act of all or any portion of their Registrable Securities pursuant to a registration statement on Form S-3 or any similar short-form registration statement (each, a “Short-Form Registration” and, together with each Long-Form Registration, a “Registration”). Each request for a Short-Form Registration shall specify the number of Registrable Securities requested to be included in the Short-Form Registration. Upon receipt of any such request, the Company shall promptly (but in no event later than 10 days following receipt thereof) deliver notice of such request to all other holders of Registrable Securities who shall then have 10 days from the date such notice is given to notify the Company in writing of their desire to be included in such registration. The Company shall prepare and file with (or confidentially submit to) the Commission a registration statement on Form S-3 or any successor form thereto covering all of the Registrable Securities that the holders thereof have requested to be included in such Short-Form Registration within 30 days after the date on which the initial request is given and shall use its commercially reasonable efforts to cause such registration statement to be declared effective by the Commission as soon as practicable thereafter.

(c)The Company shall not be obligated to effect any Long-Form Registration within 90 days after the effective date of a previous Long-Form Registration. The Company may postpone for up to 90 days the filing or effectiveness of a registration statement for a Registration if the Board determines in its reasonable good faith judgment that such Registration would (i) materially interfere with a significant acquisition, corporate organization, financing, securities offering or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act; provided, that in such event the holders of a majority of the Registrable Securities initiating such Registration shall be entitled to withdraw such request and, if such request for a Registration is withdrawn, such Registration shall not count as one of the permitted Registrations hereunder and the Company shall pay all registration expenses in connection with such registration. The Company may delay a Registration hereunder only twice in any period of 12 consecutive months.

(d)If the holders of the Registrable Securities initially requesting a Registration elect to distribute the Registrable Securities covered by their request in an underwritten offering, they shall so advise the Company as a part of their request made pursuant to Section 3.1(a) or Section 3.1(b) and the Company shall include such information in its notice to the other holders of Registrable Securities. The holders of a majority of the Registrable Securities initially requesting the Registration shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering; provided, that such selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld or delayed.

(e)The Company shall not include in any Registration any securities which are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities included in such Registration, which consent shall not be unreasonably withheld or delayed. If a Registration involves an underwritten offering and the managing underwriter of the requested Registration advises the Company and the holders of Registrable Securities in writing that in its reasonable and good faith opinion the number of shares of Common Stock proposed to be included in the Registration, including all Registrable Securities and all other Common Shares proposed to be included in such underwritten offering, exceeds the number of Common Shares which can be sold in such underwritten offering and/or the number of Common Shares proposed to be included in such Registration would adversely affect the price per share of the Common Shares proposed to be sold in such underwritten offering, the Company shall include in such Registration (i) first, the Common Shares that the holders of Registrable Securities propose to sell, and (ii) second, the Common Shares proposed to be included therein by any other

Persons (including Common Shares to be sold for the account of the Company and/or other holders of Common Shares) allocated among such Persons in such manner as they may agree. If the managing underwriter determines that less than all of the Registrable Securities proposed to be sold can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such holder.

3.2Registration Procedures. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article III that the Shareholders requesting a Registration shall furnish to the Company such information regarding them, the Registrable Securities held by them, the intended method of disposition of such Registrable Securities, and such agreements regarding indemnification, disposition of such securities and other matters referred to in this Article III as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company. With respect to any Registration which includes Registrable Securities held by a Shareholder, the Company will, subject to Section 3.1 and considerations of confidentiality, promptly:

(a)Prepare and file with the SEC a registration statement on the appropriate form prescribed by the SEC and use its commercially reasonable efforts to cause such registration statement to become effective as soon as practicable thereafter; provided that the Company shall not be obligated to maintain such registration effective for a period longer than the Effectiveness Period;

(b)Prepare and file with the SEC such amendments and post-effective amendments to such registration statement and any documents required to be incorporated by reference therein as may be necessary to keep the registration statement effective for a period of not less than the Effectiveness Period (but not prior to the expiration of the time period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable); cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act applicable to it with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement or supplement to the prospectus;

(c)Furnish to such Shareholder, without charge, such number of conformed copies of the registration statement and any post-effective amendment thereto, as such Shareholder may reasonably request, and such number of copies of the prospectus (including each preliminary prospectus) and any amendments or supplements thereto, and any documents incorporated by reference therein as the Shareholder or underwriter or underwriters, if any, may request in order to facilitate the disposition of the securities being sold by the Shareholder (it being understood that the Company consents to the use of the prospectus and any amendment or supplement thereto by the Shareholder covered by the registration statement and the underwriter or underwriters, if any, in connection with the offering and sale of the securities covered by the prospectus or any amendments or supplements thereto);

(d)Notify such Shareholder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, when the Company becomes aware of the happening of any event as a result of which the prospectus included in such registration statement (as then in effect) contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter delivered to the investors of such securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(e)In the case of an underwritten offering, enter into such customary agreements (including underwriting agreements in customary form) and make members of senior management of the Company available on a basis reasonably requested by the underwriters to participate in “road show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Securities) and cause to be delivered to the underwriters reasonable opinions of counsel to the Company in customary form, covering such matters as are customarily covered by opinions for an underwritten public offering as the underwriters may reasonably request and addressed to the underwriters;

(f)Make available, for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to a registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent that are necessary to be reviewed by such person in connection with the preparation of such registration statement;

(g)If requested, cause to be delivered, immediately prior to the effectiveness of the registration statement (and, in the case of an underwritten offering, at the time of delivery of any Registrable Securities sold pursuant thereto), letters from the Company’s independent certified public accountants addressed to each selling Shareholder (unless such selling Shareholder does not provide to such accountants the appropriate representation letter required by rules governing the accounting profession) and each underwriter, if any, stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent certified public accountants delivered in connection with primary or secondary underwritten public offerings, as the case may be;

(h) Provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of the registration statement;

(i)Use its commercially reasonable efforts to cause all securities included in such registration statement to be listed, by the date of the first sale of securities pursuant to such registration statement, on any national securities exchange, quotation system or other market on which the Common Stock is then listed or proposed to be listed by the Company, if any;

(j)Make generally available to its security holders an earnings statement, which need not be audited, satisfying the provisions of Section 11(a) of the Securities Act as soon as reasonably practicable after the end of the twelve (12)-month period beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the registration statement, which statement shall cover said twelve (12)-month period;

(k)After the filing of a registration statement, (i) promptly notify each Shareholder holding Registrable Securities covered by such registration statement of any stop order issued or, to the Company’s knowledge, threatened by the SEC and of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction and (ii) take all reasonable actions to obtain the withdrawal of any order suspending the effectiveness of the registration statement or the qualification of any Registrable Securities at the earliest possible moment;

(l)Subject to the time limitations specified in paragraph (b) above, if requested by the managing underwriter or underwriters or such Shareholder, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters or the Shareholder reasonably requests to be included therein, including, without limitation, with respect to the number of shares being sold by the Shareholder to such underwriter or underwriters, the purchase price being paid therefor by such underwriter or underwriters and with respect to any term of the underwritten offering of the securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(m)As promptly as practicable after filing with the SEC of any document which is incorporated by reference into a registration statement, deliver a copy of such document to such Shareholder;

(n)On or prior to the date on which the registration statement is declared effective, use its commercially reasonable efforts to register or qualify, and cooperate with such Shareholder, the underwriter or underwriters, if any, and their counsel in connection with the registration or qualification of, the securities covered by the registration statement for offer and sale under the securities or blue sky laws of each state and other jurisdiction of the United States as the Shareholder or managing underwriter or underwriters, if any, requests in writing, to use its commercially reasonable efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the Effectiveness Period do any and all other acts or things necessary or advisable to enable the disposition in all such jurisdictions of the Registrable Securities covered by the applicable registration statement; provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(o)Cooperate with such Shareholder and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, may request;

(p)Cooperate with such Shareholder if it owns options, warrants or other convertible securities to provide for the exercise of such rights in connection with the offering; and

(q)Use its commercially reasonable efforts to cause the securities covered by the registration statement to be registered with or approved by such other governmental agencies, authorities or self-regulatory bodies within the United States as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities.

The Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and take such further action as any Shareholder may reasonably request, all to the extent required to enable such Shareholders to be eligible to sell Registrable Securities pursuant to Rule 144 (or any similar rule then in effect).

The Shareholders, upon receipt of any notice from the Company of the happening of any event of the kind described in subsection (d) of this Section 3.2, will forthwith discontinue disposition of the securities until the Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (d) of this Section 3.2 or until it is advised in writing (the “Advice”) by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Company, each Shareholder will, or will request the managing underwriter or underwriters, if any, to, deliver, to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Shareholder’s possession, of the prospectus covering such securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the time periods mentioned in subsections (a), (b) and (n) of this Section 3.2 shall be extended by the number of days during the period from and including any date of the giving of such notice to and including the date when each seller of securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by subsection (d) of this Section 3.2 hereof or the Advice.

3.3Registration Expenses.

(a)In the case of any Registration, the Company shall bear all expenses incident to the Company’s performance of or compliance with Sections 3.1 and 3.2 of this Agreement, including, without limitation, all SEC and stock exchange or Financial Industry Regulatory Authority registration and filing fees and expenses, fees and expenses of compliance with securities or blue sky laws (including, without limitation, reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), rating agency fees, printing expenses, messenger, telephone and delivery expenses, fees and disbursements of counsel for the Company and all independent certified public accountants and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities (but not including any underwriting discounts or commissions, or transfer taxes, if any, attributable to the sale of Registrable Securities by a Shareholder or fees and expenses of more than one counsel representing the Shareholders selling Registrable Securities under such Registration).

(b)In connection with each registration initiated hereunder, the Company shall reimburse the holders covered by such registration or sale for the reasonable fees and disbursements of one law firm chosen by the holders of a majority of the number of shares of Registrable Securities included in such registration.

(c)The obligation of the Company to bear the expenses described in Section 3.3(b) and to reimburse the holders for the expenses described in Section 3.3(b) shall apply irrespective of whether a Registration, once properly demanded, if applicable, becomes effective, is withdrawn or suspended, or is converted to another form of Registration and irrespective of when any of the foregoing shall occur; provided that the expenses for any registration statement withdrawn pursuant to Section 3.1(c) prior to its effectiveness at the request of a holder (unless withdrawn following and due to a delay notice), any registration statement withdrawn solely at the request of a holder, or any supplements or amendments to a registration statement or prospectus resulting from a misstatement furnished to the Company by a holder, shall be borne by such holder.

3.4Indemnification.

(a)Indemnification by the Company. The Company agrees to indemnify and hold harmless each Shareholder, its officers, directors, Affiliates and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) the Shareholder, including, without limitation any general partner or manager of any thereof, against all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and disbursements) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, in which such Shareholder participates in an offering of Registrable Securities or in any document incorporated by reference therein or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading, except insofar as the same are made in reliance on and in conformity with any information with respect to such Shareholder furnished in writing to the Company by such Shareholder expressly for use therein; provided that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Shareholder from whom the Person asserting such loss, claim, damage or liability purchased the securities if it is determined that such loss, claim, damage or liability was caused by such Shareholder’s failure to deliver to such Shareholder’s immediate purchaser a current copy of the prospectus (if the current copy of the prospectus was required by applicable law to be so delivered) after the Company has furnished such Shareholder with a sufficient number of copies of such prospectus. The Company will also indemnify underwriters (as such term is defined in the Securities Act), their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Shareholders.

(b)Indemnification by the Shareholders. In connection with any registration statement in which a Shareholder is participating, each such Shareholder will furnish to the Company in writing such information and affidavits with respect to such Shareholder as the Company reasonably requests for use in connection with any registration statement or prospectus covering the Registrable Securities of such Shareholder and, to the extent permitted by law, agrees to indemnify and hold harmless the Company, its directors, officers and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) the Company, against any losses, claims, damages, liabilities and expenses arising out of or based upon any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements in the registration statement or prospectus or preliminary prospectus (in the case of the prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is made in reliance on and in conformity with the information or affidavit with respect to such Shareholder so furnished in writing by such Shareholder expressly for use in the registration statement or prospectus; provided that the obligation to indemnify shall be several, not joint and several, among such Shareholders and the liability of each such Shareholder shall be in proportion to and limited to the net amount received by such Shareholder from the sale of Registrable Securities pursuant to a registration statement in accordance with the terms of this Agreement. The indemnity agreement contained in this Section 3.4 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of such seller (which consent shall not be unreasonably withheld or delayed). The Company and the holders of the Registrable Securities hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such holders, the only information furnished or to be furnished to the Company for use in any registration statement or prospectus relating to the Registrable Securities or in any amendment, supplement or preliminary materials associated therewith are statements specifically relating to (a) transactions or the relationship between such holder and its Affiliates, on the one hand, and the Company, on the other hand, (b) the beneficial ownership of Common Shares by such holder and its Affiliates, (c) the name and address of such holder and (d) any additional information about such holder or the plan of distribution (other than for an underwritten offering) required by law or regulation to be disclosed in any such document.

(c)Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. The failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability hereunder with respect to the action, except to the extent that such indemnifying party is materially prejudiced by the failure to give such notice; provided that any such failure shall not relieve the indemnifying party from any other liability which it may have to any other party. No indemnifying party in the defense of any such claim or litigation, shall, except with the consent of such indemnified party, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or may conflict with those available to any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels; provided that such number of additional counsel must be reasonably acceptable to the indemnifying party.

(d)Contribution. If for any reason the indemnification provided for in the preceding paragraphs (a) and (b) of this Section 3.4 is unavailable to an indemnified party as contemplated by the preceding paragraphs (a) and (b) of this Section 3.4, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. In no event shall the liability of any selling Shareholder be greater in amount than the amount of net proceeds (after deducting underwriting discount and expenses) received by such Shareholder upon such sale or the amount for which such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided in paragraph (b) of this Section 3.4 had been available.

3.5Exchange Act Reports. The Company agrees that it will use its commercially reasonable efforts to file in a timely manner all reports required to be filed by it pursuant to the Exchange Act to the extent the Company is required to file such reports. Notwithstanding the foregoing, the Company may de-register any class of its equity securities under Section 12 of the Exchange Act or suspend its duty to file reports with respect to any class of its securities pursuant to Section 15(d) of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and rules and regulations thereunder.

3.6Holdback Agreements.

(a)Whenever the Company proposes to register any of its equity securities under the Securities Act for its own account (other than on Form S-4 or S-8 or any similar successor form or another form used for a purpose similar to the intended use of such forms) or is required to use its commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 3.1 or Section 3.2, each holder of Registrable Securities agrees by acquisition of such Registrable Securities not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, or to request registration under Section 3.2 of any Registrable Securities within 10 days prior to and 90 days (unless advised by the managing underwriter that a longer period, not to exceed 180 days, is required, or such shorter period as the managing underwriter for any underwritten offering may agree) after the effective date of the registration statement relating to such registration, except as part of such registration or unless in the case of a private sale or distribution, the transferee agrees in writing to be subject to this Section 3.6. If requested by such managing underwriter, each holder of Registrable Securities agrees to execute a holdback agreement, in customary form, consistent with the terms of this Section 3.6(a). Notwithstanding the foregoing, no Shareholder will be restricted from selling any

Registrable Securities if such Shareholder was not able to sell all of its Registrable Securities pursuant to such registration statement or such Shareholder and its Permitted Transferees beneficially own a number of Common Shares as of such date of determination equal to less than one percent (1%) of the outstanding Common Shares of the Company.

(b)The Company agrees not to effect any sale or distribution of any of its equity securities or securities convertible into or exchangeable or exercisable for any of such securities within the 10 days prior to and during the 90 days (unless advised by the managing underwriter that a longer period, not to exceed 180 days, is required, or such shorter period as the managing underwriter for any underwritten offering may agree) beginning on the effective date of any underwritten any underwritten Registration (except as part of such underwritten Registration or pursuant to registrations on Form S-8 or S-4 or any successor forms thereto), except that such restriction shall not prohibit (i) grants of employee stock options or other issuances of Capital Stock pursuant to the terms of a Company employee benefit plan, issuances by the Company of Capital Stock pursuant to the exercise of  such options or the exercise of any other employee stock options outstanding on the date hereof, (ii) the Company from issuing shares of Capital Stock in private placements pursuant to Section 4(2) of the Securities Act or in connection with a strategic alliance, or (iii) the Company from publicly announcing its intention to issue, or actually issuing, shares of Capital Stock to shareholders of another entity as consideration for the Company’s acquisition of, or merger with, such entity. In addition, upon the request of the managing underwriter, the Company shall use its commercially reasonable efforts to cause each holder of its equity securities or any securities convertible into or exchangeable or exercisable for any of such securities whether outstanding on the date of this Agreement or issued at any time after the date of this Agreement (other than any such securities acquired in a public offering), to agree not to effect any such public sale or distribution of such securities during such period, except as part of any such registration if permitted, and to cause each such holder to enter into a similar agreement to such effect with the Company.

3.7Participation in Registrations. No Shareholder may participate in any Registration hereunder which is underwritten unless such Shareholder (a) agrees to sell its securities on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements, and (b) completes and executes all questionnaires, powers of attorney, underwriting agreements and other documents customarily required under the terms of such underwriting arrangements.

3.8Remedies. Each Shareholder shall have the right and remedy to have the provisions of Section 3.1 specifically enforced by any court having jurisdiction in the event that the Company materially breaches such provisions, and the Company shall reimburse such Shareholder for the reasonable costs of and expenses for counsel for such Shareholder incurred in connection with such proceeding.

3.9Rule 144. The Company shall file any reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any holder may reasonably request to make available adequate current public information with respect to the Company meeting the current public information requirements of Rule 144(c) under the Securities Act, to the extent required to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC.

ARTICLE IV

DEFINITIONS

4.1Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Action” means, any claim, action, suit, arbitration, litigation or proceeding.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person; provided, however, that (i) none of the Shareholders or any of their respective Affiliates or Affiliated Funds shall be deemed to be an Affiliate of the Company or any of its direct and indirect Subsidiaries for purposes of this Agreement and (ii) no “portfolio company” (as such term is customarily used in the private equity industry) of any Affiliated Fund of an Shareholder shall be deemed to be an Affiliate of such Shareholder unless such “portfolio company” is a Controlled Affiliate. “Affiliated” has a correlative meaning.

“Affiliated Fund” means, in relation to each Shareholder, any investment fund, vehicle or account the primary investment advisor to or manager of which is such Shareholder or an Affiliate thereof.

“Agreement” has the meaning set forth in the preamble.

“Approved Director” means the person elected as a director of the Company pursuant to Section 1.1(b)(iii) and any person nominated to replace or succeed such person upon the cessation of their term as a director of the Company.

“Articles of Incorporation” means the Company’s Second Amended and Restated Articles of Incorporation, as amended from time to time.

“Beneficially Own” means with respect to any securities, having “beneficial ownership” thereof for purposes of Rule 13d-3 of the Exchange Act, as determined without giving effect to the sixty (60)-day limitation on determining beneficial ownership contained in Rule 13d-3(d). Similar terms such as “Beneficial Ownership” and “Beneficial Owner” have correlative meanings.

“Board” has the meaning set forth in Section 1.1.

“Board Class” means, at any time when the Board is divided into two or more classes, a class of directors established by the Company Bylaws and, at any other time, the entire Board.

“Board Approval” means approval by a majority of the members of the Board.

“Board Designation Expiration Date” means, with respect to a Shareholder, the earlier of (i) the date on which such Shareholder’s Percentage Interest is less than five percent (5%) and (ii) the date on which this Agreement is validly terminated pursuant to Section 5.1.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or permitted to be closed in the State of Indiana or the State of New York.

“Bylaws” means the Company’s Second Amended and Restated Bylaws, as amended from time to time.

“Capital Stock” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“Change of Control Transaction” means the existence or occurrence of any of the following: (i) the sale, conveyance or disposition of all or substantially all of the assets of the Company and its subsidiaries in one transaction or a series of related transactions, (ii) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the then current shareholders of the Company fail to own, directly or indirectly, at least Majority Voting Power, or (iii) a transaction or series of transactions in which any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires Majority Voting Power (other than (A) a reincorporation or similar corporate transaction in which the Company’s shareholders own, immediately thereafter, interests in the new parent company in essentially the same percentage as they owned in the Company immediately prior to such transaction, or (B) a transaction described in clause (ii) (such as a triangular merger) in which the threshold in clause (ii) is not passed).

“Common Shares” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Competitor” means (a) any Person listed on Exhibit B hereto and any Subsidiary of such Person or (b) any Person whose primary business consists of a Competitive Enterprise (which, for the avoidance of doubt, shall not include any private equity or other investment firm that Controls any such Person described or any such firm’s Affiliates, other than such Person).

“Company Organizational Documents” means the Articles of Incorporation and the Bylaws.

“Competitive Enterprise” means any of the entities listed on Exhibit B hereto, and any other person or entity that is engaged in or conducting a business that is the same as or competitive with any business or commercial activity engaged in or conducted by the Company or Envigo or with respect to which the Company or Envigo has taken material steps to engage in or conduct, in either case during the 12 months prior to the date of determination.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise. “Controlled” has a correlative meaning.

“Controlled Affiliate” means, with respect to each of the Shareholders, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Shareholder, where such Control includes, directly or indirectly, either (i) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body or (ii) more than fifty (50%) percent of the equity interests of which is owned directly or indirectly by such first Person.

“Effectiveness Period” means (a) ninety (90) days or (b) such shorter period when all of the Registrable Securities covered by such registration statement have been sold pursuant thereto.

“Election Meeting” has the meaning set forth in Section 1.1(b)(i).

“Envigo” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governance Committee” has the meaning set forth in Section 1.1(b)(i).

“Governmental Entity” means any applicable nation, state, county, city, town, village, district or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), stock exchange, multi-national organization or body, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature or instrumentality of any of the foregoing, including any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing.

“Group” means “group” as such term is used in Section 13(d)(3) of the Exchange Act.

“Jermyn” has the meaning set forth in Section 1.1(a).

“Law” means any applicable law, statute, code, ordinance, regulation, rule, rule of common law, order, judgment, decree, injunction or treaty of any Governmental Entity.

“Long-Form Registration” has the meaning set forth in Section 3.1(a).

“Majority Voting Power” of the Company means a majority of the ordinary voting power in the election of directors of all the outstanding Voting Securities of the Company.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Nasdaq” means any national stock exchanges now or hereafter maintained by NASDAQ, including, without limitation, the NASDAQ Global Select Market, the NASDAQ Global Market and the NASDAQ Capital Market, on which the Common Shares are listed.

“Nominating Holder” has the meaning set forth in Section 1.1(b)(ii).

“Percentage Interest” means, as of any date of determination, the percentage represented by the quotient of (i) the number of Voting Securities that are Beneficially Owned by a Shareholder on such date, divided by (ii) the number of all issued and outstanding Voting Securities on such date.

“Permitted Transferee” means (i) any Affiliate of the Shareholder, (ii) any holder of equity interests in the Shareholder and each of such holders’ direct and indirect equity holders and (iii) any other Shareholder or any Affiliate thereof (provided, in each case, that in connection with any Transfer of Voting Securities to such Person, such Person executes a joinder to this Agreement to the extent required by, and in accordance, with Section 2.1(d)).

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Register,” “registered,” and “registration” shall refer to a registration effected by preparing and (a) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement on Form S-3.

“Registrable Securities” means any of (i) the Common Shares received by any Shareholder in the Merger and owned by such Shareholder at the time of determination and (ii) any other securities issued by or issuable with respect to such Common Shares by way of a stock split, stock dividend, reclassification, subdivision or reorganization, recapitalization or similar event.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the offering and sale of such securities by the holder thereof shall have been declared effective under the Securities Act and such securities shall have been disposed of by such holder pursuant to such registration statement, (b) such securities have been sold to the public pursuant to Rule 144 (or any similar provision then in force) promulgated under the Securities Act, (c) such securities shall have been otherwise transferred and new certificates for such securities not bearing a legend restricting further Transfer shall have been delivered by the Company or its transfer agent and subsequent disposition of such securities shall not require registration or qualification under the Securities Act or any similar state law then in force or (d) such securities shall have ceased to be outstanding.

“Registration” has the meaning set forth in Section 3.2.

“Reporting Affiliate” means an Affiliate of a Shareholder that reports together as a Group with such Shareholder on such Shareholder’s Schedule 13D.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“Required Information” has the meaning set forth in Section 1.1(b)(ii).

“Restricted Period” has the meaning set forth in Section 2.1(a).

“Rule 144” means such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

“Savanna” has the meaning set forth in Section 1.1(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Representative” has the meaning set forth in Section 1.3.

“Shares” has the meaning set forth in the Recitals.

“Short-Form Registration” has the meaning set forth in Section 3.1(b).

“Subsidiary” means, with respect to any Person, another Person, (i) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body or (ii) more than fifty (50%) percent of the equity interests of which is owned directly or indirectly by such first Person.

“Sunset Date” means, with respect to a Shareholder, the earliest to occur of: (i) the date on which such Shareholder’s Percentage Interest, if such Shareholder is a Nominating Holder, is less than five percent (5%) or the date such Shareholder’s Percentage Interest, if such Shareholder is not a Nominating Holder, is less than two percent (2%), (ii) the occurrence of a Change of Control Transaction or Board Approval or other recommendation or endorsement by the Board of any potential Change of Control Transaction, (iii) a material breach of this Agreement by the Company (including any removal of any Shareholder Representative designated by such Shareholder from the Board in violation of this Agreement and any failure of the Company to include in any proxy statement the nomination of a Shareholder Representative designated by such Shareholder (other than a failure proximately caused by a material breach of this Agreement by such Shareholder) that is not cured by the Company promptly and within 30 days after notice of such breach, (iv) the announcement or commencement by any Person (other than the Shareholders and their Affiliates) of a tender offer or exchange offer with respect to Voting Securities or any “solicitation” (as such term is used in the Exchange Act) by any person other than management of the Company of proxies or consents relating to the election of directors of the Company, or (v) any winding up, dissolution, liquidation or voluntary or involuntary bankruptcy filing of the Company or any of its Subsidiaries.

“Transaction Shares” has the meaning set forth in Section 2.1(a).

“Transfer” means any direct or indirect sale, assignment, pledge, sale or purchase of any option on, short sale, swap or other hedging arrangement, disposition or other transfer (by operation of Law or otherwise), or entry into any contract, option, or other arrangement or understanding with respect to any such transaction (by operation of Law or otherwise), of the applicable Capital Stock. Notwithstanding anything to the contrary in this Agreement, a sale, transfer or other change in the ownership of any equity interests in a Person shall not be deemed to result in the Transfer of Capital Stock or any interest in Capital Stock held by such Person unless such sale, transfer or other change in ownership results in a change of Control of such Person.

“Voting Securities” means Common Shares and any other securities of the Company entitled to vote generally in the election of directors at any annual or special meeting of the Company’s shareholders.

4.2Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles and Sections shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” References to “$” or “dollars” means United States dollars. The definitions given for terms in this Article III and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References herein to any agreement or letter (including the Merger Agreement) shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time. If, and as often as, there is any change in the outstanding Common Shares by reason of an issuance of shares by the Company, a share dividend or distribution, or stock split or other subdivision, or in connection with a combination of stock, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization or other similar capital transaction, appropriate anti-dilution adjustments will be made in the provisions of this Agreement so as to fairly and equitably preserve the rights and obligations set forth herein.

ARTICLE V

MISCELLANEOUS

5.1Term. This Agreement is binding on the parties effective as of the effective time of the Merger and, except as otherwise set forth herein, will continue in effect thereafter until the earlier of (a) the time when no Common Shares are held by the Shareholders and (b) its termination by the consent of all parties hereto or their respective successors in interest.

5.2Representations and Warranties. Each party hereto hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement: (a) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization; (b) this Agreement has been duly and validly executed and delivered by such party and this Agreement constitutes a legal and binding obligation of such party, enforceable against the such party in accordance with its terms; (c) the execution, delivery and performance by such party of this Agreement and the consummation by such party of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any Law applicable to it, or (ii) conflict with, or result in a breach or default under, any term or condition of any material agreement or other instrument to which such party is a party or by which such party is bound, except for such violations, conflicts, breaches or defaults that would not, in the aggregate, materially affect such party’s ability to perform its obligations hereunder.

5.3Legends; Securities Act Compliance.

(a)A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each Shareholder agrees that all certificates, book-entry shares or other instruments representing the Shares (other than Transaction Shares) will bear the following applicable legends substantially to the following effect (with the first legend applicable solely with respect to any unregistered Common Shares):

THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENTS FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT THE SECURITIES MAY BE SOLD PURSUANT TO RULE 144 OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS THEREUNDER.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT WITH CERTAIN RESTRICTIONS ON TRANSFER, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY OR FROM THE HOLDER OF THIS CERTIFICATE. ANY ATTEMPTED TRANSFER OR DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN VIOLATION OF THE SHAREHOLDERS AGREEMENT SHALL BE NULL, VOID AND OF NO EFFECT.

(b)Notwithstanding Section 5.3(a), at the request of the Shareholders, (i) at such time as the restrictions described in the foregoing are no longer applicable to the Shareholders and (ii) with respect to restrictions that refer to the Securities Act or other Laws, upon receipt by the Company of an opinion of counsel to the effect that the first sentence of the foregoing legend is no longer required under the Securities Act or other Laws, as the case may be, the Company will promptly cause such legend to be removed from any certificate or book entry share for any Shares held by the Shareholders.

5.4No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities that violates or is inconsistent or conflicts with the rights granted to the Shareholders in this Agreement.

5.5Amendments, Waivers, Consents; etc.

(a)Subject to Section 5.5(b), the provisions of this Agreement may be amended or waived only upon the prior written consent of (a) the Company and (b) each Shareholder.

(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

5.6Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by merger, consolidation, operation of law or otherwise), without the prior written consent of the other party; provided, however, that the Shareholders may assign its rights hereunder to any Affiliate of such Shareholder; provided that such Affiliate (x) has executed a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Affiliate agrees to be subject to the terms and conditions of this Agreement applicable to the Shareholder and (y) remains an Affiliate of the Shareholder for so long as this Agreement remains in effect. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 5.6 shall be void.

5.7Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

5.8Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

5.9Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Merger Agreement (including the documents and instruments referred to therein and the Definitive Documents (as defined in the Merger Agreement)), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

5.10Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Indiana applicable to contracts executed and to be performed wholly within such State and without reference to the choice or conflict of law principles (whether of the state of Indiana or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction. Each party hereto irrevocably submits to the jurisdiction of the courts of the state of Indiana any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such court. Each party hereto hereby irrevocably waives, and agrees not to assert by way of motion, defense, counterclaim, or otherwise, the defense of an inconvenient forum to the maintenance of such Action. The parties hereto further agree, (i) to the extent permitted by Law, that final and nonappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 5.14.

5.11WAIVER OF JURY TRIAL. Each party hereto knowingly, intentionally, and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any action, proceeding or counterclaim brought by any of them against the other arising out of or in any way connected with this Agreement, or any other agreements executed in connection herewith or the administration thereof or any of the transactions contemplated herein or therein. No party hereto shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the parties hereto. No party hereto will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. Each party hereto certifies that it has been induced to enter into this agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 5.11. No party hereto has in any way agreed with or represented to any other party that the provisions of this Section 5.11 will not be fully enforced in all instances.

5.12Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except as otherwise provided in Section 5.10, the parties shall be entitled to seek an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to  enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 5.10, in addition to any other remedy to which they are entitled at law or in equity.

5.13No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns, all of whom shall be third-party beneficiaries of this Agreement.

5.14Several Obligations. All obligations of the Shareholders shall be several and not joint (or joint and several) and in no event shall a Shareholder have any liability or obligation with respect to the acts or omissions of the other Shareholder.

5.15Notices. Any notice, demand or other communication required or permitted under this Agreement shall be in writing, and shall be deemed duly given: (a) on the date of delivery, if delivered personally to the intended recipient; (b) on the date receipt is acknowledged, if delivered by certified mail, return receipt requested; (c) one Business Day after being sent by overnight delivery via national courier service (providing proof of delivery); and (d) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, and shall be directed to the address or e-mail set forth below (or at such other address or e-mail as such party shall designate by like notice):

If to the Company, to:

Inotiv, Inc.

2701 Kent Avenue

West Lafayette, Indiana 47906

Attention: Bob Leasure, Chief Executive Officer

Email: bleasure@inotivco.com

with a copy (which shall not constitute notice) to:

Ice Miller LLP

One American Square, Suite 2900

Indianapolis, Indiana 46282

Attn: Stephen J. Hackman

Email: Stephen.hackman@icemiller.com

If to any Shareholder, to its address set forth on Schedule I with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP

32 Old Slip

New York, NY 10005

Attn: Jonathan Schaffzin, Kimberly Petillo-Décossard and Ross Sturman
Email: jschaffzin@cahill.com, kpetillo-decossard@cahill.com and rsturman@cahill.com

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

INOTIV, INC.

By:	/s/ Beth A. Taylor
Name:	Beth A. Taylor
Title:	V.P. Finance and Chief
Financial Officer

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

JERMYN STREET ASSOCIATES LLC

By:	/s/ Scott Cragg
Name:	Scott Cragg
Title:	Authorized Signatory

JERMYN STREET CAPITAL LLC

By:	/s/ Scott Cragg
Name:	Scott Cragg
Title:	Authorized Signatory

JERMYN STREET ASSOCIATES II LLC

By:	/s/ Scott Cragg
Name:	Scott Cragg
Title:	Authorized Signatory

SAVANNA HOLDINGS LLC

By:	/s/ David Allan Willis
Name:	David Allan Willis
Title:	Authorized Person

LEONE HEALTHCARE HOLDINGS LLC

By:	/s/ Tim Mayhew
Name:	Tim Mayhew
Title:	Member

HARLAN FAMILY PARTNERSHIP LP

By:	/s/ Hal P. Harlan
Name:	Hal P. Harlan
Title:	General Partner

Schedule I

Shareholder	Notice Address
Jermyn Street Associates LLC Jermyn Street Capital LLC Jermyn Street Associates II LLC	c/o Birch Grove Capital 590 Madison Avenue, 38th Floor New York, New York 10022 Attn: Scott Cragg
Savanna Holdings LLC	c/o P2 Capital 590 Madison Avenue, 25th Floor New York, New York 10022 Attn: Jason Carri
Leone Healthcare Holdings LLC	222 Little West 12th Street, Floor 2 New York, New York 10014 Attn: Tim Mayhew
Harlan Family Partnership LP	c/o Bose McKinney & Evans LLP 111 Monument Circle, Suite 2700 Indianapolis, Indiana 46204 Attn: Roberts Inveiss

Exhibit A

Initial Company Directors

Shareholder Representatives

Appointed by Jermyn Street Associates LLC

Name:Scott Cragg

Board Class:Class III

Appointed by Savanna Holdings LLC

Name: Nigel Brown, Ph.D.

Board Class:Class II

Other Directors

Name	Board Class
1. Robert W. Leasure, Jr.	Class I
2. John E. Sagartz	Class III
3. Gregory C. Davis, Ph.D.	Class III
4. R. Matthew Neff	Class I
5. Richard A. Johnson, Ph.D.	Class II

Exhibit B

Company Competitors

Charles River Laboratories, Inc. and its affiliates

Laboratory Corporation of America Holdings and its affiliates